Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:         David E. Gable

Senior Vice President and Chief Financial Officer

davidgable@KEMET.com

864-963-6484

KEMET Reports Increased Sales and Profitability for the 1st Quarter

•                  Net Sales were $169.6 million

•                                          Up 49% over same quarter last year (up 27% excluding recent acquisition)

•                                          Up 27% sequentially (up 9% excluding recent acquisition)

•                  Gross Margin increased to 22% (24% excluding recent acquisition)

•                  Net Income increased to $12.0 million, or $0.14 per share, up from $7.9 million, or $0.09 per share in the previous quarter

Greenville, South Carolina (July 26, 2006) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended June 30, 2006, were $169.6 million, which represents a 27% increase over the previous quarter and a 49% increase over the same quarter last year. Net income before special charges and the impact of SFAS No. 123R increased to $12.0 million, or $0.14 per share, compared to $7.9 million, or $0.09 per share, last quarter and a net loss of $0.3 million, or $0.00 per share, for the same quarter last year. On a GAAP basis, net income was $0.6 million, or $0.01 per share, for the current quarter compared to the previous quarter’s net loss of ($2.3) million and a net income of $3.0 million for the same quarter last year. KEMET also reports results before special charges because the results offer an alternative depiction of normal operations. Comparisons to prior periods are as follows:

	Quarter Ended
	Jun 2006	Mar 2006		Jun 2005
	(In Millions, Except Per Share Data)
Net sales	$169.6	$133.4		$114.1

Before special charges and SFAS No. 123R (non-GAAP)
Net income/(loss)	$12.0	$7.9	*	$(0.3)
Net income/(loss) per diluted share	$0.14	$0.09	*	$(0.00)

After special charges and SFAS No. 123R (GAAP)
Net income/(loss)	$0.6	$(2.3)		$3.0
Net income/(loss) per diluted share	$0.01	$(0.03)		$0.04

*  excludes gain on sale of intellectual property

“We are extremely pleased to report another solid quarter of increased sales and profitability,” stated Mr. Per Loof, Chief Executive Officer. “Strong demand across all regions and channels, combined with a favorable pricing environment contributed to the growth in sales for the quarter.

Profitability also improved as we capitalized on the increased revenue and continued to drive our cost reduction initiatives. Gross margins for the quarter increased to 22% (24% excluding the recent acquisition) compared to 21% in the previous quarter, and net income increased to $12.0 million, compared to $10.7 million in the previous quarter on a pro forma basis.

This is also the first quarter which reflects the impact of our recent acquisition of the EPCOS tantalum business. Sales for this newly acquired business actually exceeded our previous estimates. Sales generated by the acquired tantalum business were $24.5 million in the quarter. We are very encouraged by the fact that the new business unit, excluding the impact from the German manufacturing operations, was accretive in our very first quarter, which was better than the dilution we previously estimated. As previously announced, we did not purchase the German manufacturing operations from EPCOS. In order to ensure no disruption in supply to our new customers, we entered into a temporary agreement with EPCOS. We are currently in the process of ramping down this temporary arrangement, therefore this will not impact our future results. We are very pleased with these initial results and with the progress we’ve made as we integrate this business into our Company. The response we have received from our new customers has been very positive. Our integration team, including our new employees in Europe, has worked diligently to make this transition virtually seamless.”

The Company will hold a conference call at 9:00 am ET Wednesday, July 26, 2006, to discuss the earnings release. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 2478028. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight August 9, 2006, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•      Sales of surface-mount capacitors were 87% of net sales, and sales of leaded parts were 13% of net sales for the June 2006 quarter.

•      By region, 34% of net sales for the June 2006 quarter were to customers in the Americas, 41% were to customers in Asia Pacific, and 25% were to customers in Europe.

•      By channel, 55% of net sales for the June 2006 quarter were to distribution customers, 21% were to Electronics Manufacturing Services customers, and 24% were to Original Equipment Manufacturing customers. Average selling prices for the June 2006 quarter, adjusted for changes in product mix, were basically flat.

•      Cash and short- and long-term investments in marketable securities decreased $113.6 million to $122.3 million during the June 2006 quarter, from $235.9 million at March 31, 2006. The decrease was primarily due to the completion of the acquisition of the Tantalum Business Unit of EPCOS AG (“EPCOS”), and the scheduled payment of $20.0 million related to our senior debt. Cash generated from operations (excluding special charges) was $15 million in the quarter.

•      During the June 2006 quarter, inventories increased $7.0 million to $132.1 million from $125.1 million at March 31, 2006. Raw materials and supplies increased $1.0 million in the June 2006 quarter, and work in process and finished goods increased $6.0 million. The increase was due to the acquisition of the EPCOS Tantalum Business Unit whose inventory balance was $13.0 million at June 30, 2006. Excluding the acquired tantalum business unit, inventories decreased $6.0 million in the quarter.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Sep 2005	Dec 2005	Mar 2006	Jun 2006

Raw materials and supplies	$59.8	$47.5	$45.7	$47.4	$49.5	$45.7	$46.7
Work in process and finished goods	69.2	86.4	79.4	76.6	72.5	79.4	85.4
Total inventory	$129.0	$133.9	$125.1	$124.0	$122.0	$125.1	$132.1

•      Capital expenditures for the June 2006 quarter were $3.7 million. Depreciation and amortization expense in the quarter was $9.6 million.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Sep 2005	Dec 2005	Mar 2006	Jun 2006
	(In Millions)
Additions to property, plant and equipment	$25.8	$39.6	$22.8	$7.3	$1.3	$7.8	$3.7

•      For fiscal year 2007, KEMET anticipates continuing our investments in key customer relationships through our direct sales and customer service professionals, as well as our investments in research and development, to maintain our competitive position in the capacitor industry. We continue to invest in research and development activities with a primary focus on organic polymer tantalum and high-capacitance ceramic capacitor technologies.

	Fiscal Year			Fiscal Quarter Ended
	2004	2005	2006	Sep 2005	Dec 2005	Mar 2006	Jun 2006
	(In Millions)
SG&A	$51.2	$51.7	$49.7	$12.1	$12.3	$13.1	$23.9	*
R&D	$24.4	$26.6	$26.0	$6.1	$6.3	$7.4	$7.8

*                 Increase attributed to $3.9 million for new stock options expense (SFAS No. 123R), $2.8 million for EPCOS Tantalum              Business Unit integration costs, and $3.1 million for the ongoing SG&A expense of the Tantalum Business Unit acquired from EPCOS.

•      The manufacturing moves to low-cost regions are substantially complete. Two manufacturing operation moves still remain to be made. One is the anode manufacturing move to Mexico, which is currently in process, and the other is the tantalum polymer manufacturing move to China, which was started in the fiscal first quarter 2007. It is expected that both moves will be completed by the end of fiscal year 2007.

Summary of special charges in the June 2006 quarter, net of tax:

Fiscal Quarter Ended June 2006
(In Millions)

Manufacturing relocation (1)	$4.6
Reduction in workforce	0.1
Restructuring charges	$4.7
EPCOS tantalum business unit integration	2.8
Impact of SFAS No. 123R “Share-Based Payment”	3.9
Special after-tax charges	$11.4

(1) - Includes a $3.5 million non-cash charge for the write off of inventory at plants which have been closed.

QUIET PERIOD

Beginning October 1, 2006, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico, China, and Portugal, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended June 30,
	2006	2005

Income Statement Data:
Net sales	$169,570	$114,104
Cost of goods sold	132,715	94,990
Selling, general and administrative expenses	23,920	12,226
Research and development	7,792	6,217
Restructuring charges	4,675	8,173

Operating income/(loss)	468	(7,502)

Interest expense	1,448	1,668
Interest income	(861)	(1,325)
Other (income)/expense	(1,199)	1,064
Income tax (benefit)/expense	483	(11,944)

Net income/(loss)	$597	$3,035

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.01	$0.04
Diluted	$0.01	$0.04

Weighted-average shares outstanding:
Basic	86,995,839	86,612,454
Diluted	87,291,324	86,660,437

KEMET CORPORATION AND SUBSIDIARIES

RECONCILIATION OF PRO FORMA TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended June 30, 2006
	Pro Forma Results	Special Charges	See Note	GAAP Results
Net sales	$169,570	$—		$169,570
Cost of goods sold	132,715			132,715
Selling, general and administrative expenses	17,226	6,694	(1),(2)	23,920
Research and development	7,792			7,792
Restructuring charges	—	4,675	(3)	4,675

Operating income/(loss)	11,837	(11,369)		468

Interest expense	1,448			1,448
Interest income	(861)			(861)
Other (income)/expense	(1,199)			(1,199)
Income tax (benefit)/expense	483			483

Net income/(loss)	$11,966	$(11,369)		$597

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.14	$(0.13)		$0.01
Diluted	$0.14	$(0.13)		$0.01

Weighted-average shares outstanding
Basic	86,995,839	86,995,839		86,995,839
Diluted	87,291,324	86,995,839		87,291,324

Notes:

(1) - EPCOS tantalum business unit integration costs were $2.8 million for the quarter ended June 30, 2006.

(2) - Includes the impact of $3.9 million related to the implementation SFAS No. 123R “Share-Based Payment.”

(3) - Restructuring costs were $4.7 million as follows:

Manufacturing relocation	$4.6
Reduction in workforce	0.1
Total restructuring charges	$4.7

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	June 30, 2006	March 31, 2006
ASSETS

Cash and cash equivalents	$55,743	$163,778
Short-term investments	—	4,889
Accounts receivable, net	118,820	68,457
Inventories	132,117	125,070
Prepaid expenses and other current assets	6,222	7,822
Deferred income taxes	5,342	4,647
Total current assets	318,244	374,663
Property, plant and equipment, net	337,055	253,303
Property held for sale	4,769	4,502
Long-term investments in marketable securities	66,558	67,195
Investments in affiliates	1,003	972
Goodwill	43,155	30,471
Intangible assets, net	15,145	12,506
Other assets	4,297	4,706

Total assets	$790,226	$748,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$20,276	$20,000
Accounts payable, trade	99,070	47,251
Accrued expenses	25,063	32,303
Income taxes payable	6,867	5,770
Total current liabilities	151,276	105,324
Long-term debt	64,371	80,000
Other non-current obligations	50,404	44,139
Deferred income taxes	6,667	6,152
Total liabilities	272,718	235,615

Common stock	881	881
Additional paid-in capital	318,668	315,500
Retained earnings	221,818	221,221
Accumulated other comprehensive income	(3,065)	(2,343)
Treasury stock, at cost	(20,794)	(22,556)
Total stockholders’ equity	517,508	512,703

Total liabilities and stockholders’ equity	$790,226	$748,318